Sub-Item 77C

               SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                     INVESCO VAN KAMPEN SENIOR INCOME TRUST

A Special Meeting ("Meeting") of Shareholders of Van Kampen Senior Income Trust was held on Friday, April 16, 2010. The Meeting was held for the following purposes:

(1)  To approve a new investment advisory agreement with Invesco Advisers, Inc.

(2) To approve a new master sub-advisory agreement between Invesco Advisers, Inc. and its affiliates.

The results of the voting on the above matters were as follows:

                                                                                           Votes       Votes       Broker
Matters                                                                      Votes For    Against    Abstained   Non-Votes
-------                                                                     ----------   ---------   ---------   ---------
(1) To approve a new investment advisory agreement with Invesco Advisers,
    Inc. ................................................................   87,904,057   4,088,011   8,564,632       0
(2) To approve a new master sub-advisory agreement between Invesco
    Advisers, Inc. and its affiliates ...................................   87,651,132   4,224,500   8,681,068       0